EXHIBIT 11
                                                                      ----------

                             CRAGAR INDUSTRIES, INC.
              Schedule of Computation of Earnings (Loss) Per Share

Earnings (Loss) Per Share
                                                 Three Months Ended              Nine Months Ended
                                                     September 30,                 September 30,
                                             ---------------------------   ---------------------------
                                                 2001           2000           2001           2000
                                             ------------   ------------   ------------   ------------
Income (loss) from continuing operations

Income (Loss)                                $   (112,112)  $     11,008   $    (32,627)  $  1,533,972
Less:  Preferred Stock Dividends in Arrears             -        (20,125)             -       (185,637)
                                             ------------   ------------   ------------   ------------
Income available to Common Stockholders      $   (112,112)  $     (9,117)  $    (32,627)  $  1,348,335
                                             ============   ============   ============   ============

Basic EPS - Weighted Average
        Shares  Outstanding                     3,695,868      3,010,883      3,627,236      2,641,621
                                             ============   ============   ============   ============

Basic Earnings (Loss) Per Share              $      (0.03)  $      (0.00)  $      (0.01)  $       0.51
                                             ============   ============   ============   ============


Basic EPS - Weighted Average
        Shares  Outstanding                     3,695,868      3,010,883      3,627,236      2,641,621

Effect of Diluted Securities:
        Stock options and Warrants (1)                  -              -              -      1,506,481
        Convertible Preferred Stock (1)                 -              -              -        336,227
                                             ------------   ------------   ------------   ------------

Diluted EPS - Weighted Average
        Shares Outstanding                      3,695,868      3,010,883      3,627,236      4,484,329
                                             ============   ============   ============   ============

Diluted Earmings (Loss) Per Share            $      (0.03)  $      (0.00)  $      (0.01)  $       0.30
                                             ============   ============   ============   ============

(1) The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on loss per share for the three and nine months ended September 30, 2001 and the three moinths ended September 30, 2000. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.